Walmart Reaches Agreements with the DOJ and the SEC to Resolve their FCPA Investigations

Settlement Resolves Seven-Year Government Investigation; Company has Established a Strong Global Anti-Corruption Compliance Program

BENTONVILLE, Ark., June 20, 2019 - Walmart has entered into a global settlement with the U.S. Department of Justice (DOJ) and the Securities and Exchange Commission (SEC) that resolves a more than seven-year investigation into the company’s compliance with the U.S. Foreign Corrupt Practices Act (FCPA). Through the settlements, which cover conduct that took place years ago, Walmart has agreed to a combined payment of $282.7 million. The global resolution ends all FCPA-related investigations or inquiries into Walmart and its subsidiaries by the DOJ and the SEC.

These agreements relate to Walmart’s anti-corruption internal controls in Brazil, Mexico, India and China prior to April 2011. Walmart, under the direction of its Audit Committee, conducted a thorough internal investigation, cooperated with the DOJ and the SEC, and took extensive steps that have established its strong Global Anti-Corruption Compliance Program. Over the past seven years, Walmart spent more than $900 million on FCPA inquiries and investigations, its Global Compliance Program and organizational enhancements. Walmart’s actions were acknowledged by the DOJ and the SEC in the resolution agreements.

“We’re pleased to resolve this matter,” said Walmart President and CEO, Doug McMillon. “Walmart is committed to doing business the right way, and that means acting ethically everywhere we operate. We’ve enhanced our policies, procedures and systems and invested tremendous resources globally into ethics and compliance, and now have a strong Global Anti-Corruption Compliance Program. We want to be the most trusted retailer, and a key to this is maintaining our culture of integrity.”

As part of the resolution, Walmart entered into a Non-Prosecution Agreement with the DOJ. The DOJ will not prosecute the Company if, for a period of three years, the Company meets its obligations set forth in the agreement. Walmart has also agreed to an administrative order with the SEC to resolve SEC findings related to violations of the FCPA’s books and records and internal controls provisions. In addition, WMT Brasilia S.a.r.l., an indirect wholly-owned subsidiary of Walmart, has entered a guilty plea in the U.S. District Court for the Eastern District of Virginia as part of the agreement with the DOJ for causing a books and records violation of the FCPA.

Walmart has also agreed with the DOJ to oversight by an independent compliance monitor with a limited scope for a period of two years. Also, Walmart has agreed to report to the SEC on its Anti-Corruption Compliance Program for a period of two years.

Walmart has taken extensive steps to strengthen its Global Anti-Corruption Compliance Program through enhancing its anti-corruption compliance policies, procedures, and internal controls in every country in which it operates. Walmart was recognized by the New York Stock Exchange Governance Services, a subsidiary of the NYSE, as the 2016 winner of its "Best Governance, Risk, and Compliance Program" for Large-Cap companies.

Walmart agreed to pay a total amount of $282.7 million consisting of the following: a $137.96 million penalty to the DOJ and $144.69 million in disgorgement of profits plus interest to the SEC. A $4.3 million penalty, including forfeiture, against WMT Brasilia S.a.r.l. will be deducted from the amount owed by Walmart under the Non-Prosecution Agreement. In November 2017, Walmart disclosed that it had accrued approximately $283 million for the DOJ and SEC resolution. As a result, the amount will not materially impact Walmart’s financial results.

Walmart’s Global Anti-Corruption Compliance Program Enhancements
The DOJ and SEC acknowledged several steps Walmart took to enhance its Global Anti-Corruption Program. They include:

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Hiring dedicated home office and market-level anti-corruption compliance leadership including a Global Ethics and Compliance Officer, an International Ethics and Compliance Officer, and a Global Anti-Corruption Officer.

•	Conducting enhanced monthly and quarterly anti-corruption monitoring across each of the company’s markets by dedicated Walmart financial controls and continuous improvement teams;

•	Enhancing anti-corruption risk assessments across all international markets;

•	Enhancing on-site global anti-corruption audits to test adherence to enhanced controls and procedures;

•	Enhancing internal controls on the selection and use of third-party intermediaries who interact with government officials on Walmart’s behalf;

•	Enhancing Walmart’s Global Anti-Corruption Training and Awareness Program;

•	Implementing an automated global license management system for licenses and permits and a global donation management system; and

•	Terminating business relationships with third parties involved in the conduct at issue.

For additional information regarding Walmart’s Global Anti-Corruption Compliance Program, please click here.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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